EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:	Judith I. Wawroski
International Bancshares Corporation
(956) 722-7611

FORBES MAGAZINE RANKS INTERNATIONAL BANCSHARES

CORPORATION AMONG NATION’S BEST

Laredo-based holding company ranked #50 in its 50th year

(February 10, 2016) LAREDO, Texas — International Bancshares Corporation (NASDAQ: IBOC) has been ranked among the nation’s best by business publishing giant Forbes magazine. The $12.1 billion Laredo-based multibank financial holding company ranked 50th on the prestigious list of the 100 Best Banks in America based on factors such as its asset quality, capital adequacy, growth and profitability.

The selection comes as IBC celebrates its 50th year of service in Texas and Oklahoma. Since its founding in 1966, IBC has grown to serve 88 communities with 208 branches and more than 320 ATMs. It is one of only 13 banks on the Forbes list to increase its dividends by at least four percent for six consecutive years.

“Forbes is confirming what our employees and clients already know,” said International Bancshares Corporation President, Chairman of the Board and CEO Dennis E. Nixon. “IBC is among the strongest, most reliable banking companies in America. It’s gratifying to be recognized by industry experts; however, our top priority is our relationship with our clients. Staying true to our commitment to the communities we serve, and ‘Doing More’, is the foundation of everything we do.”

The seventh annual “100 Best Banks” list is developed by Forbes based on data compiled by SNL Financial of Charlottesville, Virginia. This year’s rankings evaluated factors including nonperforming assets as a percent of assets, reserves as a percent of non-performing loans, two capital ratios (Tier 1 and risk-based) and revenue growth over the last 12 months. All the data used in the evaluation is based on regulatory filings for the period ending September 30, 2015.

IBC was also recognized by Forbes as one of “America’s Best Banks” in 2010 and 2012 and as one of its “100 Most Trustworthy Companies” in 2012 and 2014. Among other factors, IBC’s ranking was based on its $12.1 billion in assets, a 10.6 percent return on average total common equity and a 52 percent efficiency ratio.

IBC Bank is a division of International Bancshares Corporation (NASDAQ: IBOC), a $12.1 billion multi-bank financial holding company headquartered in Laredo, Texas, with 208 facilities and more than 320 ATMs serving 88 communities in Texas and Oklahoma. In 2014, IBC Bank was named one of America’s 50 Most Trustworthy Financial Companies by Forbes magazine. IBC Bank’s commitment to “Do More” reflects the bank’s dedication to the growth and success of both the customers and the communities it serves.  Visit us on our YouTube channel, IBCBankWeDoMore. MEMBER FDIC / INTERNATIONAL BANCSHARES CORPORATION. More information is available at www.ibc.com.

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